, 2019
Exhibit 99.1
LIBERTY LATIN AMERICA ANNOUNCES DECLARATION OF SPECIAL DIVIDEND OF SERIES A PREFERENCE SHARES TO COMMON SHAREHOLDERS
Denver, Colorado – May 21, 2026: Liberty Latin America Ltd. (“Liberty Latin America” or the “Company”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced that an authorized committee of its Board of Directors declared a special dividend on each of its outstanding common shares. The special dividend consists of one share of newly issued 9.0% Fixed Rate Cumulative Perpetual Redeemable Series A Preference Shares, US $0.01 par value per share (the “Series A Preference Shares”), for every ten common shares held as of the record date (as further described below), having an initial liquidation price of $25 per Series A Preference Share, with cash to be paid in lieu of fractional shares.
The distribution ratio for the Series A Preference Share dividend is equivalent to $2.50 in liquidation preference per Class A Common Share, Class B Common Share, and Class C Common Share, for an aggregate issuance of approximately $500 million aggregate liquidation preference. Holders of the Series A Preference Shares are entitled to receive quarterly cash dividends at a rate of 9.0% per annum on a cumulative basis, commencing on September 15, 2026, and thereafter on each dividend payment date, which is March 15, June 15, September 15, and December 15 of each year.
The Series A Preference Shares will be non-voting, except in the limited circumstances as required by law or as set forth in the terms of the Series A Preference Shares. The Series A Preference Shares are expected to trade separately from the common shares on the Nasdaq Global Select Market under the symbol “LILAP” following the date of distribution. The distribution of the Series A Preference Shares (other than any cash paid in lieu of fractional shares) is intended to be tax-free to shareholders in the United States and United Kingdom. Additional information regarding the tax impact and treatment for U.S. shareholders is expected to be posted in the Investor Relations portion of our website.
As previously communicated, Liberty Latin America's Director Emeritus Dr. John C. Malone, Executive Chairman Mike Fries, and President and CEO Balan Nair, have each indicated their intention to be long-term holders of the Series A Preference Shares both directly and indirectly.
The committee of the Board of Directors has declared a record date of 5:00 p.m., New York City time, on June 1, 2026 for the special dividend and set a distribution date of 5:00 p.m., New York City time, on June 16, 2026. The distribution of the Series A Preference Shares remains subject to the satisfaction or waiver, as applicable, of the following conditions: registration of the Series A Preference Shares under the Securities Exchange Act of 1934, approval for listing of the Series A Preference Shares on the Nasdaq Global Select Market, and no revocation of the special dividend prior to the distribution date.
Additional details regarding the special dividend are expected to be announced by press release at a later date, including details on the ex-dividend date and when-issued trading.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the special dividend, including the timing and amount of the special dividend and the listing of the Series A Preference Shares on the Nasdaq Global Select Market. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risk and uncertainties include regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Latin America, satisfaction of the conditions to the distribution of the Series A Preference Shares, changes in law and government regulations, the availability of investment opportunities, and general market conditions, and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty, and Más Móvil. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony, and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 30 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations: Corporate Communications:
Soomit Datta ir@lla.com Michael Coakley llacommunications@lla.com

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